EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-04731, Form S-8 No. 333-04733, Form S-8 No. 333-52565, Form S-8 No. 333-118694, Form S-8 No. 333-145248) of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of TechTeam Global, Inc. and the effectiveness of internal control over financial reporting of TechTeam Global, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Detroit, Michigan
March 13, 2008